UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 13, 2022

Troika Media Group, Inc.
(Exact name of registrant as speciﬁed in its charter)

Nevada	001-40329	83-0401552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identiﬁcation No.)

1715 N. Gower Street, Los Angeles, CA	90028
(Address of principal executive oﬃces)	(Zip Code)
Registrant’s telephone number, including area code 323-965-1650
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares $0.01 par value	TRKA	The NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS WITH CERTAIN OFFICERS.

Director Election

On July 15, 2022, Randall Miles, was elected as a director as well as Chairman of the Board of Directors (the “Board”) of Troika Media Group, Inc. (the “Company”).

Mr. Miles, age 66, serves as Chairman & CEO of SCM Capital Group, a global transaction and strategic advisory firm. In addition, Mr. Miles sits on the boards of eXp World Holdings, Inc. (NASDAQ:EXPI) as Vice Chairman, and private equity backed Arthur H Thomas Companies as Vice Chairman, and Kuity, Inc. as Chairman.

For over 30 years Mr. Miles has held senior executive leadership positions in global financial services, financial technology, and investment banking companies. His extensive investment banking background at bulge bracket, regional and boutique firms advising companies on strategic and financial needs, has crossed many disciplines while serving as CEO, Executive Committee Chair, Head of FIG, Head of M&A, and other responsibilities. Mr. Miles’ transactional and advisory experience is complemented by leadership of public and private equity backed financial technology, specialty finance, and software companies: Chairman and CEO at LIONMTS, where he was nominated for the Ernst & Young Entrepreneur of the Year award, CEO at Syngence Corporation, COO of AtlasBanc Holdings Corp., and CEO of Advantage Funding / NAFCO Holdings.

Mr. Miles has broad public, private and nonprofit board experience and has been active for many years in leadership roles with the Make-A-Wish Foundation. Mr. Miles holds a BBA from the University of Washington and holds FINRA licenses Series 7, 24, 63 and 79.

The Board has determined that Mr. Miles is an independent director under the Nasdaq listing standards. There are currently no arrangements or understandings between Mr. Miles and any other person pursuant to which Mr. Miles was elected to serve as a member of the Board. The Company is not aware of any transaction involving Mr. Miles requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

As compensation for his services, Mr. Miles will receive annual compensation of $300,000 paid in monthly installments on the first day of each calendar month, prorated for partial months; options for 2,000,000 shares of the Company's contingent equity which will vest over three years beginning on the date of grant, with an exercise price to be fixed at the time of issuance in accordance with the Company’s equity granting policies; and discretionary grants of options for shares of the Company’s common shares as may be authorized by the Compensation Committee of the Board of Directors, with an exercise price to be fixed at the time of issuance in accordance with the Company’s equity granting policies.

Mr. Miles will also serve as the Chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board.

Director Resignations

On July 13, 2022, Jeff Kurtz, a member of the Board, notified the Company of his resignation from the Board, effective immediately. Mr. Kurtz has served on the Board since September, 2017. Mr. Kurtz's decisions to resign from the Board is due to the Company’s ongoing efforts to align its resources with its current strategy and operations- not the result of a disagreements with the Company on any matter relating to the Company’s operations, policies or practices.
On July 13, 2022, Daniel Jankowski, a member of the Board, notified the Company of his resignation from the Board, effective immediately. Mr. Jankowski has served on the Board since March, 2019. Mr. Jankowski's decisions to resign from the Board is due to the Company’s ongoing efforts to align its resources with its current strategy and operations- not the result of a disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

The Company wishes to express its gratitude to Mr. Kurtz and Mr. Jankowski for their contributions to the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Troika Media Group, Inc.
(Registrant)

Date: July 18, 2022	By:	/s/ Sid Toama
(Signature)
Sid Toama Chief Executive Officer